Exhibit 4.3

Confidential Treatment Requested by CSR plc

ADDENDUM

to

XAP TECHNOLOGY LICENCE & XAP2 DEVELOPMENT AGREEMENT

AND RELATED AGREEMENTS

THIS ADDENDUM (“Addendum”) effective as of 13 July 2012 (the “Effective Date”)

BETWEEN

(1)	CAMBRIDGE SILICON RADIO LIMITED, a company registered in England under company number 3665875, having its registered office at Churchill House, Cambridge Business Park, Cowley Road, Cambridge, CB4 0WZ, England (“CSR”).

(2)	CAMBRIDGE CONSULTANTS LIMITED a company registered in England under company number 01036298, having its registered office at Science Park, Milton Road, Cambridge, CB4 0DW (“CCL”).

WHEREAS

(A)	The parties entered into a XAP Technology Licence & XAP2 Development Agreement, CCL’s counterpart of which is dated 7th April, 1999, as supplemented by a letter dated May 30, 2002, (collectively, the “XAP Agreement”);

(B)	The parties also entered into: (i) Bluetooth Software Development Agreement on or about March, 1999, as subsequently supplemented; and (ii) Licence Agreement for XAP-IDE Development Toolset on or about November 24, 2003 (as amended), and other related technology agreements, (defined below as the “Related Agreements”);

(C)	Under the XAP Agreement and Related Agreements, CCL licenses its XAP Technology to CSR;

(D)	On 13 July 2012 the parties entered into a Binding Term Sheet (the “Binding Term Sheet”) under which CCL granted certain sub-licensing rights to CSR and CSR paid CCL [***], receipt of which is acknowledged. The parties agree that this is fair and adequate consideration for the additional rights granted to CSR under the Binding Term Sheet and this Addendum;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by CSR plc

(E)	As contemplated in the Binding Term Sheet, the parties wish to formally record the amendments made therein to the XAP Agreement and Related Agreements as set out below.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

1.1	Capitalised terms used in this Addendum will have the same meanings as given in the XAP Agreement, unless otherwise stated below.

1.2	The definitions of “CSR Product(s)” and “XAP Technology” in the XAP Agreement shall be deleted and replaced with the following:

“CSR Product” means any product or system (including a design for a product) which contains, is based on or is derived from technology or Intellectual Property Rights owned or licensed by CSR;

“XAP Technology” means [***].

1.3	A new definition of “Related Agreements” shall be added to the XAP Agreement as follows:

“Related Agreements” means the following agreements entered into between the parties: (i) Bluetooth Software Development Agreement on or about March, 1999, as subsequently supplemented; and (ii) Licence Agreement for XAP-IDE Development Toolset on or about November 24, 2003 (as amended), and other related technology agreements;

2.	Licence

2.1	In consideration of the payment made to CCL by CSR under the Binding Term Sheet and the cap on CCL’s indemnification obligation set out below, CCL and CSR agree to amend clause 3.1(a) and add new clauses 3.4 and 3.5 to the XAP Agreement and amend certain other provisions in the XAP Agreement as set out in or required for this Addendum.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by CSR plc

Clause	3.1(a) of the XAP Agreement shall be deleted and replaced with the following:

“3.1 (a)	the right to use XAP Technology to develop, have developed, make, have made, use, sell, offer for sale and import CSR Products that incorporate XAP Technology and/ or derivatives of the XAP Technology.”

New clauses 3.4 and 3.5 shall be added to the XAP Agreement as follows:

“3.4	CCL hereby grants CSR the perpetual, irrevocable right to grant no more than three independent, perpetual, irrevocable fully paid-up, royalty-free sub-licenses of the rights granted in clause 3.1, provided that any sub-license so granted shall exclude the right to grant any further sub-licenses, other than to the extent permitted by clause 3.1. For the avoidance of doubt a sub-license to an entity and each or any affiliate or member of that entity’s corporate group shall be one independent sub-license for the purposes of this clause 3.4.

3.5	Within ten working days of the grant of the first sub-licence granted under clause 3.4 CSR shall notify CCL of such sublicense grant.”

2.2	For clarification, to the extent that the restrictions in clause 3.2 of the XAP Agreement are inconsistent with the amendments made to the XAP Agreement in this Addendum, they shall not apply and CSR shall be permitted to supply Source Code to a sub-licensee.

3.	Indemnity Cap

3.1	Clause 17.1 of the XAP Agreement shall be supplemented at the end with the following additional sentence:

“CCL’s maximum cumulative liability for all third party claims arising out of or in connection with this clause 17 of the XAP Agreement shall in no circumstances exceed one million US dollars (USD 1,000,000). CCL undertakes, upon request from

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by CSR plc

CSR, to contribute to the payment of damages awarded by a court of competent jurisdiction against CSR or a CSR sub-licensee, up to one million US dollars (USD 1,000,000) to CSR by way of indemnity for damages and costs suffered by CSR if CSR or a CSR sub-licensee is subject to one or more claims by a third party that the XAP Technology makes unauthorised use of intellectual property rights. For the avoidance of doubt, the cumulative total of CCL’s contributions for such unauthorised use of intellectual property rights by XAP Technology shall not exceed one million US dollars (USD 1,000,000).”

3.2	A new clause 17.5 shall be added to the XAP Agreement as follows:

“If an intellectual property rights infringement claim is made by a third party against CCL arising out of CSR’s or a CSR sub-licensee’s use of the XAP Technology (a “Claim”), CSR will defend CCL against the Claim and CSR will pay all damages and costs in excess of one million US dollars (USD 1,000,000) finally awarded by a court of competent jurisdiction attributable to such Claim, provided that CCL:

(a) promptly notifies CSR in writing that a Claim has been received; and

(b) makes no admissions in respect of the Claim; and

(c) gives CSR sole control of the defence and settlement of the Claim; and

(d) provides CSR, at CSR’s cost, all available information in its possession, together with all necessary assistance and authority to defend the Claim;

(e) is not in breach of the XAP Agreement or any of the Related Agreements; and

(f) has not settled the Claim without CSR’s prior written consent.

CSR shall not be responsible for any costs or fees incurred by CCL after CSR has assumed the defence of a Claim.

4.	Other variations

Clauses 4.2, 13.2 and 13.3 of the XAP Agreement shall be deleted in their entirety

The parties agree that clause 21.7 (c) XAP Agreement and clause 23.7 (c) of the Bluetooth Software Development Agreement shall be amended to refer to the Contracts Director for CCL and Legal Department for CSR. All personal names shall be removed.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by CSR plc

5.	Survival of Rights

Notwithstanding any expiration or earlier termination of the XAP Agreement and Related Agreements and notwithstanding any breach by CSR of the XAP Agreement and Related Agreements, the licence rights granted in clause 3 of the XAP Agreement shall survive in perpetuity. Any rights of use granted under a sub-licence in accordance with the XAP Agreement will not be affected by the expiration or termination of the XAP Agreement and shall continue in perpetuity.

6.	Assignment

Clause 21.1 of the XAP Agreement shall be deleted and replaced with the following:

“Either party may assign or otherwise transfer this Agreement and all rights and obligations thereunder to a third party (the “Acquirer”) in connection with a sale of all or substantially all of such party’s assets or business related to the XAP Technology, or a merger, acquisition, reorganization or consolidation of such party, without the prior written consent of the other party, provided that the Acquirer agrees in writing to assume all rights and obligations under this Agreement. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.”

7.	General provisions

7.1	The XAP Agreement as amended by this Addendum constitutes the entire agreement of the parties, and supersedes all prior and contemporaneous understandings and agreements between the parties, with respect to the subject matter hereof.

7.2	The governing law and jurisdiction provision in the XAP Agreement shall apply in respect of this Addendum.

7.3	The parties agree to accept and be bound by electronically generated (and conveyed) fully signed copies of this Addendum, to treat such copies as originals and to raise no objection to this Addendum being concluded through electronic means.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by CSR plc

7.4	In the event of any conflict between the XAP Agreement, the Related Agreements, the Binding Term Sheet and this Addendum, this Addendum will prevail over the conflicting part. In the event of any conflict between the XAP Agreement (as amended by this Addendum) and the Related Agreements (as amended by this Addendum), the XAP Agreement (as amended by this Addendum) will prevail over the conflicting part. For the avoidance of doubt the indemnities provided in clause 15 of the Bluetooth Software Development Agreement are superseded by the indemnity in clause 17 in the XAP Agreement as amended by this Addendum.

IN WITNESS whereof the parties hereto have caused this Addendum to be duly executed as set forth below.

CAMBRIDGE SILICON RADIO LIMITED

Signature: /s/ Joep van Beurden

Name: Joep van Beurden

Title: CEO

Date: 28/9/12

CAMBRIDGE CONSULTANTS LIMITED

Signature: /s/ Alan Richardson

Name: Alan Richardson

Title: CEO

Date: 2/10/12

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.